Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann. T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Reports Third Quarter Earnings

BROOMFIELD, Colo., Oct. 27, 2005—Ball Corporation [NYSE:BLL] today reported third quarter earnings of $79.3 million, or 73 cents per diluted share, on sales of $1.58 billion, compared to $101.7 million, or 90 cents per diluted share, on sales of $1.48 billion in the third quarter of 2004.
The 2005 third quarter results include net after-tax costs of $12.5 million, or 12 cents per diluted share, connected with debt refinancing costs and the provision for costs associated with the company’s previously announced program to streamline its beverage can end manufacturing processes (See note 2 to the accompanying condensed financials). The third quarter 2004 results included an after-tax gain of $4.2 million, or four cents per diluted share, related primarily to proceeds on asset dispositions in China being in excess of amounts included in an earlier business consolidation charge.
For the first nine months of 2005, Ball’s results were earnings of $216.9 million, or $1.95 per diluted share, on sales of $4.46 billion. Through three quarters of 2004, Ball had earnings of $239.2 million, or $2.10 per diluted share, on sales of $4.18 billion. The nine-month 2005 results include net after-tax costs of $18.4 million, or 16 cents per diluted share, related to business consolidation and debt refinancing activities. The 2004 nine-month results include the after-tax gain of $4.2 million, or four cents per diluted share, related to the asset dispositions in China.
R. David Hoover, chairman, president and chief executive officer, said third quarter results were comparable with the same period in 2004 despite higher costs for a number of items including energy, freight and the coatings used in the company’s metal packaging operations. He said the company’s continued profit improvement programs, along with lower interest expense and lower taxes, have helped mitigate the effects of the higher costs.

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Ball Corporation
10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 2

“Our operations are doing a good job of attempting to control those costs they can control and to make provisions for the pass through of those costs that need to be passed through,” Hoover said. “That, along with stronger sales across the board compared to a year ago and capital spending projects to improve our businesses, help position us well for the future as we complete this year and move into 2006.”

North American Packaging Segment
Third quarter results from the North American packaging segment were earnings of $65.5 million on sales of $1.05 billion, compared to $101.5 million on sales of $983.1 million in the third quarter of 2004. The third quarter of 2005 included a provision of $19.3 million for the costs associated with streamlining the beverage can end manufacturing process. For the first nine months, North American packaging segment earnings were $209.9 million on sales of $2.87 billion, including provisions totaling $28.1 million related to the beverage can end project and closure of a Canadian food can manufacturing plant, compared to $259.5 million on sales of $2.7 billion a year ago.
“Our North American packaging segment has been the one most affected by higher costs,” Hoover said. “Energy, freight and coatings costs through three quarters have been more than $35 million higher in 2005 than they were in 2004. In addition, higher steel prices have hurt results in our metal food can operations.
“We are looking to annual consumer and producer price index increases contained in certain of our contracts and energy and freight surcharges, among other options, to help bring results in the North American packaging segment back to acceptable levels,” Hoover said.
“In addition, we are taking numerous actions within our operations to improve results,” Hoover said. “In the third quarter we completed the shutdown of a food can manufacturing plant in Canada. We also began preparing for the conversion of a beverage can manufacturing line in Indiana from the production of standard 12-ounce cans to the production of specialty cans, as demand for these containers continues to grow. Elsewhere, work is progressing on our project to upgrade and streamline manufacturing processes for aluminum beverage can ends.”

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Ball Corporation
10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 3

International Packaging Segment
Third quarter earnings in the international packaging segment were $57.3 million on sales of $366.1 million, compared to $65 million on sales of $334.3 million in 2004. The 2004 results included a gain of $6 million from business consolidation activities in China. For the first nine months, international packaging segment results, including a $3.4 million first quarter charge for the full write-off of a minority-owned joint venture in China, were earnings of $145.8 million on sales of $1.06 billion, compared to $154.7 million on sales of $969.6 million in 2004, including the $6 million third quarter gain last year.
“International packaging segment earnings were down slightly due in part to some of the same pressures experienced in our North American packaging segment plus some poor weather in Western Europe during the second half of the quarter,” Hoover said. “Costs for materials, energy, freight and coatings have all been higher in 2005 than in 2004. We also experienced some unfavorable shipping patterns as we brought on additional customers who now will be served more efficiently by our new plant in Belgrade.”
The plant in Serbia was officially dedicated near the end of the quarter and is already nearly sold out. It was constructed in the rapid time of 10 months and was made large enough to accommodate a second can production line and an end manufacturing module for future growth.
“Our operations in China continued to improve,” Hoover said. “Sales remain strong and we are experiencing double-digit growth this year, as the can industry continues to expand in China. Our plants have improved their productivity in line with the sales growth. We anticipate demand for beverage cans in China to continue to pick up with the strong economy there and in advance of the 2008 Olympic Games.”

Aerospace and Technologies Segment
The aerospace and technologies segment had third quarter earnings of $15.2 million on sales of $164.8 million, compared to $11.6 million on sales of $161.3 million in 2004. For the first nine months, segment earnings, including a $3.8 million first quarter charge for the write-down to net realizable value of a small aerospace equity investment, were $39 million on sales of $527.5 million, compared to $34.8 million on sales of $491.9 million in the first nine months of 2004.
“The third quarter began with a significant technical and performance milestone for our aerospace and technologies segment when the two Ball-built Deep Impact spacecraft successfully completed their mission by colliding with comet Tempel 1 and recording a scientific treasure trove of data from that impact,” Hoover said. “That was a precursor of another outstanding quarter for this segment of our company.
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Ball Corporation
10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 4

“Our aerospace and technologies segment has experienced tremendous growth over the last five years. We continuously monitor the level of available government funding and our investment in this business,” Hoover said. “Government budget pressures could result in delays or extensions of certain programs. Nevertheless, the demand for our products and technical capabilities is exceptionally strong, 2005 will be another record year, our backlog is healthy and the long-term outlook for this segment remains very positive.”

Outlook
“Our third quarter results keep us on track to have second half 2005 results be comparable to our record performance in the second half of 2004, excluding business consolidation activity and debt refinancing costs,” Hoover said. “We feel that doing so would be a considerable accomplishment in what we have described as a transition year for Ball Corporation.
“During this transition year we have invested in our best performing businesses in order to remain competitive in our industries while delivering the highest quality products to our customers,” Hoover said. “Our conversion of 12-ounce beverage can lines to the production of specialty size cans, the upgrade in our beverage can end manufacturing capabilities, the new plant in Belgrade and some strategic expansion of our aerospace capabilities are prime examples of investments that we expect to yield returns in 2006 and beyond.
“Those investments, along with added volumes from certain key customers and potential improvement in the German deposit situation, should be indicators of improved performance in 2006,” Hoover said.
Raymond J. Seabrook, senior vice president and chief financial officer, said that with the softness in the company’s stock price during the third quarter, the company stepped up its stock repurchase program.
“We repurchased more than $310 million of our stock through the third quarter, and we now anticipate our net stock buy-back for the year to be at least $350 million,” Seabrook said. “Additionally, our board of directors approved yesterday an authorization to repurchase up to12 million shares.”
Seabrook said he anticipates a reduction in Ball’s interest expense in 2006 as a result of the refinancing of the company’s senior secured credit facilities and the redemption of senior notes that were due in 2006. He also said the repatriation of approximately $515 million in foreign earnings and capital is expected to keep the company’s effective tax rate at a lower level for several more years.

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Ball Corporation
10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 5

        Ball Corporation is a supplier of metal and plastic packaging products, primarily for the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball Corporation employs more than 13,500 people and reported 2004 sales of $5.4 billion.

Conference Call Information
Ball Corporation will hold its quarterly conference call on the company’s third quarter 2005 results today at 8:30 a.m. Mountain Time (10:30 a.m. Eastern). The North American toll-free number for the call is 800-728-2149. International callers should dial 415-537-1896. For those unable to listen to the live call, a taped rebroadcast will be available until 10:30 p.m. Mountain Time on Nov. 3, 2005. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21263491 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1140661
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
The information in this news release contains “forward-looking” statements and other statements concerning future events and financial performance. Words such as “expects,”“anticipates,”“estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including due to the effects of hurricanes Katrina and Rita, as well as recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; international business risks, including foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting on earnings. Factors that might affect aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that could affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; boycotts; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or management’s evaluation of the company’s internal control over financial reporting.

21/05                              # # #

Ball Corporation
10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Condensed Financials (3rd quarter 2005)
Unaudited Statement of Consolidated Earnings
	Three months ended		Nine months ended
($ in millions, except per share amounts)	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Net sales (Note 1)	$1,583.9	$1,478.7	$4,460.0	$4,177.4
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,329.1	1,196.4	3,728.6	3,402.4
Business consolidation costs (gains) (Note 2)	19.3	(6.7)	28.1	(6.7)
Depreciation and amortization	54.4	56.7	160.8	162.7
Selling, general and administrative	52.6	63.0	171.6	201.8
	1,455.4	1,309.4	4,089.1	3,760.2
Earnings before interest and taxes (Note 1)	128.5	169.3	370.9	417.2
Interest expense befpre debt refinancing costs	(24.4)	(25.7)	(74.5)	(79.0)
Debt refinancing costs (Note 2)	(1.3)	-	(1.3)	-
Total interest expense	(25.7)	(25.7)	(75.8)	(79.0)
Tax provision (Note 3)	(26.6)	(46.3)	(89.3)	(108.6)
Minority interests	(0.2)	(0.3)	(0.7)	(0.8)
Equity in results of affiliates	3.3	4.7	11.8	10.4
Net earnings	$79.3	$101.7	$216.9	$239.2
Earnings per share (Note 2):
Basic	$0.74	$0.92	$1.98	$2.16
Diluted	$0.73	$0.90	$1.95	$2.10
Weighted average shares outstanding (000’s):
Basic	106,696	110,620	109,301	110,907
Diluted	108,580	113,537	111,385	113,826

Condensed Financials (3rd quarter 2005)
Unaudited Statements of Consolidated Cash Flows
	Three months ended		Nine months ended
($ in millions)	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Cash Flows From Operating Activities:
Net earnings	$79.3	$101.7	$216.9	$239.2
Depreciation and amortization	54.4	56.7	160.8	162.7
Business consolidation costs (gains) (Note 2)	19.3	(6.7)	28.1	(6.7)
Change in working capital	99.5	53.5	(64.9)	(109.7)
Other	(37.9)	(13.9)	(56.1)	6.3
	214.6	191.3	284.8	291.8
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(45.9)	(32.5)	(194.2)	(99.9)
Business acquisitions	-	-	-	(17.0)
Other	0.3	5.4	(9.2)	(1.0)
	(45.6)	(27.1)	(203.4)	(117.9)
Cash Flows From Financing Activities:
Net change in borrowings	(3.1)	(120.3)	154.9	(71.4)
Dividends	(10.5)	(11.1)	(32.3)	(27.8)
Purchase of common stock, net	(142.4)	(1.4)	(310.4)	(43.5)
Other	0.2	0.1	-	(0.4)
	(155.8)	(132.7)	(187.8)	(143.1)
Effect of exchange rate changes on cash	(1.5)	0.4	(1.9)	0.5
Increase (Decrease) in cash	14.7	31.9	(108.3)	31.3
Cash-beginning of period	75.7	35.9	198.7	36.5
Cash-end of period	$90.4	$67.8	$90.4	$67.8

Condensed Financials (3rd quarter 2005)
Unaudited Consolidated Balance Sheets
	October 2,	October 3,
($ in millions)	2005	2004
Assets
Current assets
Cash and cash equivalents	$90.4	$67.8
Receivables, net	561.5	517.5
Inventories, net	578.2	577.2
Deferred taxes, prepaids and other current assets	96.0	66.0
Total current assets	1,326.1	1,228.5
Property, plant and equipment, net	1,507.3	1,437.6
Goodwill	1,272.7	1,323.9
Other assets	270.3	361.9
Total assets	$4,376.4	$4,351.9
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$196.2	$124.0
Payables and accrued liabilities	967.5	893.0
Total current liabilities	1,163.7	1,017.0
Long-term debt	1,555.6	1,499.4
Other liabilities and minority interests	781.9	841.4
Shareholders’ equity	875.2	994.1
Total liabilities and shareholders’ equity	$4,376.4	$4,351.9

Notes to Condensed Financials (3rd quarter 2005)
($ in millions)	Three months ended		Nine months ended
1.Business Segment Information	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Net Sales
North American packaging-
Metal beverage	$636.1	$608.3	$1,844.7	$1,821.4
Metal food	292.2	267.9	655.5	586.9
Plastic containers	124.7	106.9	373.9	307.6
	1,053.0	983.1	2,874.1	2,715.9
International packaging-
Europe metal beverage	315.8	295.7	924.0	856.7
Asia metal beverage and plastic containers	50.3	38.6	134.4	112.9
	366.1	334.3	1,058.4	969.6
Aerospace and technologies	164.8	161.3	527.5	491.9
	$1,583.9	$1,478.7	$4,460.0	$4,177.4
Earnings before interest and taxes
North American packaging	$84.8	$100.8	$238.0	$258.8
Business consolidation gains (costs) (Note 2)	(19.3)	0.7	(28.1)	0.7
Total North American packaging	65.5	101.5	209.9	259.5
International packaging	57.3	59.0	145.8	148.7
Business consolidation gains (Note 2)	-	6.0	-	6.0
Total International packaging	57.3	65.0	145.8	154.7
Aerospace and technologies	15.2	11.6	39.0	34.8
Segment earnings before interest and taxes	138.0	178.1	394.7	449.0
Undistributed corporate costs	(9.5)	(8.8)	(23.8)	(31.8)
	$128.5	$169.3	$370.9	$417.25

Notes to Condensed Financials (3rd quarter 2005)

2.    Business Consolidation Activities

2005

In the third quarter of 2005, Ball commenced a project to upgrade and streamline its North American beverage can end manufacturing capabilities, a project that is expected to result in productivity gains and cost reductions. In connection with these activities, the company recorded a $19.3 million charge ($11.7 million after-tax) primarily for the write off of obsolete equipment spare parts and employee termination costs.

During the second and third quarters of 2005, Ball redeemed $31 million of its 7.75% Senior Notes due in August 2006. The redemption resulted in debt refinancing costs of $1.3 million ($0.8 million after-tax).

In the second quarter of 2005, Ball announced its plan to close its Baie d’ Urfe metal food container plant in Canada. In connection with the closure, the company recorded a charge of $8.8 million ($5.9 million after-tax), primarily comprised of employee termination costs and the write-down of fixed assets to net realizable value.

2004

In the third quarter of 2004, $6.7 million of earnings was recorded ($4.2 million after-tax) related to the recovery of amounts previously expensed in a prior year business consolidation charge.

A summary of the effects of the above transactions on after-tax earnings follows:
	Three months ended		Nine months ended
($ in millions, except per share amounts)	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Net earnings as reported	$79.3	$101.7	$216.9	$239.2
Debt refinancing costs, net of tax	0.8	-	0.8	-
Business consolidation costs (gains), net of tax	11.7	(4.2)	17.6	(4.2)
Net earnings before the above items	$91.8	$97.5	$235.3	$235.0
Per basic share before the above items	$0.86	$0.88	$2.14	$2.12
Per diluted share before the above items	$0.85	$0.86	$2.11	$2.06

Ball’s management segregates the above items related to closed facilities and debt refinancing costs to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statement of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings.

3.    Repatriation of Foreign Earnings and Capital

In July 2005, the company’s CEO approved a foreign dividend and capital distribution plan that includes the repatriation of undistributed earnings of certain of its foreign subsidiaries during the third and fourth quarters of 2005. Under this plan, the foreign distribution will be approximately $515 million, of which $335 million will be taxable resulting in additional taxes payable on the distribution of $16 million. These additional taxes payable have been more than offset in the third quarter tax provision by the release of accrued taxes on prior years’ unremitted foreign earnings.